REAL ESTATE TAX
                   ESCROW AND SECURITY AGREEMENT
                      (150 Almaden/185 Park)


      This Real Estate Tax Escrow and Security Agreement (this "Agreement") is entered into as of the _____ day of November, 1994 by and among JMB/SAN JOSE ASSOCIATES, an Illinois general partnership ("Borrower"), CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation ("Lender"), and BANK OF AMERICA NT&SA, GLOBAL ESCROW DEPOSITORY SERVICES 8010 ("Escrow Holder").

                             RECITALS

      A. Lender has loaned to Borrower a sum of money evidenced by an Amended and Restated Promissory Note (the "Note") in the face principal sum of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) of even date herewith, given by Borrower to Lender, which Note is secured by, inter alia, an Amended and Restated Deed of Trust, Security Agreement With Assignment of Rents and Fixture Filing (the "Deed of Trust") of even date herewith on a fee simple interest in certain real property located in the City of San Jose, County of Santa Clara, State of California, together with the improvements and collateral as described in the Deed of Trust, and as more particularly described in the Deed of Trust (collectively, the "Property") (collectively, the Note, the Deed of Trust, and any other documents evidencing, securing or otherwise relating to the loan evidenced by the Note are referred to herein as the "Loan Documents").

      B. Under the provisions of the Deed of Trust, Borrower must make monthly deposits to an escrow account with a bank selected by Lender, such deposits to be of sufficient funds (as reasonably estimated by Lender from time to time) to permit the payment in full of the next maturing real property taxes and assessments before any penalty or interest for the nonpayment thereof attaches or accrues (collectively, "taxes") on the Property.

      C. Lender and Borrower desire to enter into an escrow agreement with Escrow Holder to provide for said deposits for taxes, and Escrow Holder is willing to act as holder of the deposits so made by Borrower on the terms and conditions hereinafter set forth.

                             AGREEMENT

      1. Recitals: The foregoing recitals are true and correct and are incorporated herein by this reference.

      2. Escrow Holder: Lender and Borrower hereby appoint and designate the above-named Escrow Holder for the purposes set forth herein. Lender hereby appoints Escrow Holder as its agent for the purpose of possessing, segregating and holding the Escrow Account (as hereinafter defined) and all contents, money, rights and proceeds therein and thereof. Escrow Holder hereby accepts such appointments subject to the terms of this Agreement, and acknowledges that it shall hold the Escrow Account subject to the terms of this Agreement.

      3. Deposits into Escrow: On the date hereof, Borrower has deposited with Escrow Holder the sum of $29,658.70. Said deposit shall be deposited by Escrow Holder in a separate interest-bearing escrow account in the name of "Connecticut General Life Insurance Company, as secured party of JMB/San Jose Associates Real Estate Tax Escrow Account" (the "Escrow Account").

The Escrow Account number is ___________. Thereafter, on the first day of each succeeding month, commencing December 1, 1994, Borrower shall make monthly deposits to Escrow Holder, in an amount to be determined by Lender, in its reasonable discretion, to be equal to one-twelfth (1/12) of the annual estimated taxes, to be deposited by Escrow Holder in the Escrow Account. Lender hereby informs Borrower and Escrow Holder that the initial monthly
deposit shall be $29,658.70.   All funds so deposited by Escrow
Holder in the Escrow Account shall be disbursed in accordance with the terms of this Agreement. If Lender determines that the amount of the monthly deposit must increase or decrease, Lender shall notify Borrower and Escrow Holder in writing of the new amount of such monthly deposit and provide Borrower with information substantiating the redetermination of the calculation. Commencing on the later of the first day of the month next succeeding said written notification or ten (10) days after written notice to Borrower, Borrower shall deposit with Escrow Holder an amount equal to the new amount for such monthly deposit set forth in such written notification. If Borrower receives notification from the tax collector of a change in the amount of the taxes, Borrower shall promptly notify Lender and Escrow Holder in writing.

      4.    Withdrawal Terms:

            (a) Payment of Taxes: Not more than thirty (30) days before the date when any penalty or interest for the nonpayment of an installment of taxes would attach or accrue, Escrow Holder shall immediately issue a check against the funds in the Escrow Account for the amount of said installment, to the extent there exist such funds in the Escrow Account, and made payable to the appropriate governmental authority, and notify Borrower if the funds available are not sufficient to pay said installment of taxes. Immediately upon said notification and prior to the time said payment of taxes becomes delinquent, Borrower shall deliver to Escrow Holder a check drawn on the Borrower's account which is payable to the appropriate governmental authority and in an amount equal to the difference between the amount of the check delivered to Escrow Holder and the amount of the installment of taxes then due. Upon receipt of sufficient funds, Escrow Holder shall promptly pay said taxes, and certify to Lender, in the form attached hereto as Schedule 1, that such taxes have been paid.

            (b) No Other Disbursements: Except for the payment of interest as provided in the paragraph entitled "Interest Payments" below, and except upon termination of this Agreement as contemplated by the paragraph entitled "Termination of Escrow" also below, Escrow Holder shall not disburse or otherwise pay any funds from the Escrow Account other than in accordance with this paragraph entitled "Withdrawal Terms". Payments from said deposits for such purposes may be made even though subsequent owners of the Property or holders of Borrower's fee simple interest therein may thereby benefit.

      5. Interest Payments: So long as (i) Borrower holds title to and controls the Property, (ii) tax payments are paid in full prior to the date when any penalty or interest attaches or accrues, (iii) there then exists no default, by Borrower, or any state of facts which, with the passage of time or giving of notice, or both, would constitute a default hereunder or under any of the Loan Documents, and (iv) Escrow Holder has not received written notice from Lender of default by Borrower, or any state of facts which, with the passage of time or giving of notice, or both, would constitute a default hereunder or under any of the Loan Documents, Escrow Holder shall pay directly to Borrower all interest earned on the funds in the Escrow Account, less reasonable escrow costs charged by the Escrow Holder, on each date when tax payment withdrawals are made from the Escrow Account, and upon termination of this Agreement pursuant to the paragraph entitled "Termination of Escrow" below. Other than for gross negligence or willful misconduct on the part of Lender, it is specifically agreed that under no circumstances shall Lender be liable or accountable to Borrower for interest or any other return on or benefit accruing to funds delivered on deposit pursuant to this Agreement.

      6. Default Provisions: Upon receipt by Escrow Holder of notice from Lender of a default by Borrower, or any state of facts which, with the passage of time or giving of notice, or both, would constitute a default hereunder or under any of the Loan Documents, Escrow Holder shall provide Borrower with a copy of such notice and immediately stop paying to Borrower the interest earned on the funds in the Escrow Account. At the written request of Lender, Escrow Holder shall forthwith pay over to Lender all funds, including principal and interest, then in the Escrow Account. Lender and Borrower agree that Lender shall be entitled to apply such funds in accordance with the terms of the paragraph entitled "Tax Deposits" in the Deed of Trust, and upon such payment by Escrow Holder to Lender, this Agreement shall terminate.

      7.    Security Interest:

            (a) This Agreement is intended to provide additional security for the payment of all amounts now and in the future payable under any of the Loan Documents. To that end, Borrower hereby grants, pledges, transfers and assigns to Lender a continuing security interest in and right of set-off against the following, whether now existing or hereafter acquired or arising: all of Borrower's right, title and interest, in, to and under (i) the Escrow Account, and all instruments, securities, documents, accounts, general intangibles, money, and other property and contents therein and thereof, and all rights relating thereto and proceeds therefrom and thereof, including, without limitation, the deposits made into the Escrow Account from time to time and all earnings thereon at any time or from time to time in the possession or control of Escrow Holder, (ii) all books and records relating to the types and items of property described in the foregoing clause (i), and (iii) all proceeds (whether cash or non-cash, and including, without limitation, insurance proceeds) and products of the property described in the foregoing clause (i), and all replacements and substitutions therefor and all additions and accessions thereto (hereinafter collectively called the "Collateral").

            (b) In addition to all rights and remedies given to Lender by this Agreement, Lender shall have the rights and remedies of a secured party under the California Commercial Code and any other applicable law. Upon notice from Lender, Borrower will promptly execute such financing statements, continuation statements and other documents as may be necessary or convenient to perfect, continue or otherwise evidence said security interest and pay all reasonable out of pocket expenses and fees for the preparation and filing thereof.

            (c) Escrow Holder acknowledges receipt of notice of Lender's security interest in the Collateral.

      8. Warranties: Borrower does hereby warrant and represent to Lender that, as of the date hereof, Borrower is the owner of all of the Collateral, and (i) Borrower has not heretofore made any assignment or pledge of, granted a security interest in, or otherwise transferred or encumbered all or any part of its interest in all or any part of the Collateral, and
(ii) the Collateral is free and clear of any security interest, pledge, assignment or other encumbrance other than the security interest created hereby. Escrow Holder does hereby warrant and represent to Lender that Escrow Holder has not received notice from any individual or entity, except Lender, claiming an interest in the Collateral.

      9. Termination of Escrow: Provided this Agreement has not been terminated pursuant to the paragraph entitled "Default Provisions" hereof, this Agreement, and the escrow provided for herein, shall automatically terminate when Escrow Holder receives written notification from Lender that all amounts due from Borrower to Lender have been paid in full, the Note has been cancelled, and the Deed of Trust discharged. Upon termination of this Agreement as provided in this paragraph, Escrow Holder shall deliver the remaining funds, including interest, then in the Escrow Account to Borrower.

      10. Investment of Funds in Escrow Account: Any monies held as a part of the Escrow Account shall be invested or reinvested by Escrow Holder in Permitted Investments, as hereinafter defined, in the name of Escrow Holder.

            (a) Borrower's Right to Direct Investments: Until Escrow Holder shall have received written notice from Lender of a default by Borrower continuing beyond expiration of any applicable cure periods, if any, Lender grants to Borrower the privilege of selecting among the Permitted Investments, by written direction from Borrower to Escrow Holder. Lender and Borrower acknowledge and agree that Escrow Holder shall have no obligation to honor any such written direction until the expiration of one business day after the Escrow Holder's receipt of the same, or such later period as is consistent with both the nature of the Permitted Investment utilized or committed to be utilized prior to receipt of such notice and the nature of the Permitted Investment specified by such written notice. Such investments shall have maturities consonant with the need for funds as provided hereinabove in the paragraph entitled "Withdrawal Terms." Consistent with the need for funds as aforesaid, Escrow Holder may sell any such investments at any time, and the proceeds of such sale, and of all payments at maturity and upon redemption of such investments, shall be credited to the Escrow Account. Escrow Holder shall not be responsible for any loss of interest or penalties incurred as a result of the redemption of investments prior to their stated maturities if such redemption is required to comply with this Agreement. All payments of money and of other property received in respect of the Escrow Account, including, without limitation, all interest, dividends, profits and other income or proceeds received on monies or securities or other investments in the Escrow Account, shall be credited to the Escrow Account and shall be deemed to become, and shall be treated as part of, the escrowed funds for purposes of this Agreement, and shall be disbursed by Escrow Holder as provided in this Agreement.

            (b)   Permitted Investments:  The term "Permitted
Investments" as used herein shall mean:

                  (i)   short term obligations of the United
States Treasury;

                 (ii) short term obligations of an agency of the United States Government;

                (iii) any certificate of deposit up to $100,000 issued by or savings account with any of the fifty federally-chartered banks with the greatest total assets ("Qualifying
Banks");

                 (iv) any commercial paper issued by an issuer rated Prime-1 by Moody's or A-1 by S&P;

                  (v) any repurchase agreement with a Qualifying Bank (provided it is issued by an agency of the United States
Government, is 102% collateralized, and possession is given to the Escrow Holder);

                 (vi)   any banker's acceptance of which a
Qualifying Bank is the accepting bank;

                (vii)   any certificate of deposit up to
$5,000,000 with any bank on Lender's approved list;

               (viii)   Variable Rate Master Notes (Trust Demand
Notes) rated A-1 and P-1 by Standard & Poor's or Moody's, respectively;

                 (ix) any AAA or AA rated corporate securities on Lender's approved list; and

                  (x)   FNMA or FHLMC mortgage pool securities.

            Notwithstanding the foregoing, Lender's approval of any investment of funds held in the Escrow Account in any of the foregoing shall be conditioned on Lender's receiving such assurances as it requires that its security interest in any such instrument, account, or investment is perfected and shall remain perfected. Lender may limit or change the aforementioned list of Permitted Investments in order to assure its ability to perfect its security interest therein; provided that any change in the type of investment shall be subject also to Borrower's approval.

            In addition, at any time as any Permitted Investment is with a depository that does not satisfy Lender's financial and solvency requirements, Lender may require that such investment be terminated with such depository and re-invested with another depository reasonably approved by Lender.

      11.   Responsibilities of Escrow Holder:

            (a) Books, Records, and Statements: Escrow Holder shall at all times during the term of this Agreement keep and maintain accurate, complete, and up to date books and records with respect to the Escrow Account, and all investments thereof, earnings thereon, and disbursements therefrom. Escrow Holder shall provide monthly statements to Lender and Borrower showing the balance of the Escrow Account, the earnings thereof and the disposition of said earnings.

            (b) Notice of Default: In the event that Borrower shall fail to make any such required monthly deposit, Escrow Holder shall notify both Lender and Borrower, in accordance with the paragraph entitled "Notices" herein (or such other party as Lender or Borrower may designate in writing from time to time), no later than the 5th day of the month for which such payment was required.

            (c) Escrow Holder's Right to Resign: Escrow Holder reserves the right to resign hereunder by sixty (60) days written notice to Lender and Borrower. At or before ten (10) days prior to the effective date of such resignation, Escrow Holder shall pay over to Lender all funds and deliver all evidence of investment in the Escrow Account to be held pursuant to the terms of the Deed of Trust, in the same manner as though Lender were a substitute escrow holder hereunder. However, if prior to the time such funds are paid over or such evidence of investment delivered to Lender, Lender requests in writing that such funds be paid over to another party, (i) Escrow Holder shall forthwith pay over to such party all such funds, (ii) this Agreement shall terminate, and (iii) Escrow Holder shall not have any further liability under this Agreement, except rights of Lender, Borrower or both against Escrow Holder for its willful misconduct or gross negligence.

      12. Expenses: Borrower shall pay all charges of Escrow Holder in accordance with Schedule 2 attached hereto, and such reasonable out-of-pocket attorneys' fees, expenses and other costs as may be incurred by Escrow Holder in connection with the administration of this Agreement. Said charges, attorneys' fees, expenses and other costs are collectively referred to hereinafter as the "Expenses." Any Expenses may be offset against interest earned, and only against such interest, on the Escrow Account.

      13. Liability of Parties: Borrower shall have sole liability for the taxes and shall be responsible for seeing that sufficient funds are made available to Escrow Holder or Lender in adequate time for payment of the taxes before same become delinquent. Lender or Escrow Holder shall be liable severally and not jointly, and only for accounting for funds received by it, and for its gross negligence or willful misconduct in performing any act required of it hereunder.

      14. Hold Harmless: Borrower hereby agrees to indemnify, protect, save and hold harmless Escrow Holder, and its successors and assigns and agents pursuant to this Agreement, from any and all liabilities, obligations, losses, damages, claims, actions, suits, and out of pocket costs or expenses (including, without limitation, reasonable attorneys' fees) of whatsoever kind or nature imposed on, incurred by or asserted against Escrow Holder which in any way relate to or arise out of the execution and delivery of this Agreement and any action taken hereunder; provided, however, that Borrower shall have no such obligation to indemnify, save and hold harmless Escrow Holder for any liability incurred by, imposed upon or established against Escrow Holder, as the case may be, for its willful misconduct or gross negligence.

      15. Waiver of Offset: Except for fees due Escrow Holder as provided in the paragraph entitled "Expenses" above, Escrow Holder specifically and irrevocably waives any and all rights Escrow Holder now has or may in the future have to offset any amounts due from Lender or Borrower to Escrow Holder against the funds in the Escrow Account. Except to the extent expressly provided for in the paragraph entitled "Expenses" hereof, Escrow Holder further agrees not to pay or attempt to pay to itself any funds in the Escrow Account to satisfy any claims Escrow Holder may have against Borrower or Lender.

      16. Notices: Any notice, demand, request, statement or consent made hereunder shall be in writing, signed by the party giving such notice, request, demand, statement, or consent, and shall be deemed to have been properly given when either delivered personally, delivered to a reputable overnight delivery service providing a receipt or deposited in the United States mail, postage prepaid and registered or certified return receipt requested, at the address set forth below, or at such other address within the continental United States of America as may have theretofore have been designated in writing. The effective date of any notice given as aforesaid shall be the date of personal service, one (1) business day after delivery to such overnight delivery service, or three (3) business days after being deposited in the United States mail, whichever is applicable. For purposes hereof, the addresses are as follows:

      If to Borrower:  JMB/San Jose Associates
                       c/o JMB Realty Corporation
                       900 North Michigan Avenue
                       Chicago, IL 60611

      With a copy to:  Pircher, Nichols & Meeks
                       1999 Avenue of the Stars
                       Los Angeles, CA 90067
                       Attn: Real Estate Notices (DSB)

    and if to Lender:  Connecticut General Life Insurance Company
                       c/o CIGNA Investments, Inc.
                       900 Cottage Grove Road
                       Hartford, CT  06152
                       Attn:  Investment Services, S-319

      with a copy to:  CIGNA Corporation
                       Investment Law Department
                       900 Cottage Grove Road
                       Hartford, CT  06152
                       Attn:  Real Estate Division, S-215A

           and if to
       Escrow Holder:  Bank of America
                       Global Escrow Depository Services 8010
                       333 South Beaudry Avenue, 25th Floor
                       Los Angeles, California 90017
                       Attention: Katherine L. Veith
                       Telephone: (213) 345-0670

      17. Applicable Law: This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

      18. Headings: The paragraph headings used herein are for convenience only and are not to be used in interpreting this Agreement.

      19. Amendments: This Agreement may only be amended or revoked by a written amendment executed by all the parties hereto.

      20. Attorneys' Fees and Expenses: Borrower shall pay all reasonable out of pocket charges of Lender, and such reasonable attorneys' fees (whether charged by staff counsel or outside counsel), expenses and other costs as may be incurred by Lender in connection with the enforcement of this Agreement.
Notwithstanding the foregoing, if any action is instituted to enforce the terms hereof, only the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses (in the case of Lender, whether charged by staff counsel or outside counsel); provided, however, the provisions of the paragraph entitled "Hold Harmless" hereof shall control as to any claim against Escrow Holder. Any reference in this Agreement to "out of pocket" costs, fees, charges and expenses of Lender shall include, without limitation, any reasonable allocable fees, costs, charges and expenses for services rendered by Lender's in-house counsel, paralegals and legal assistants.

      21. Assignment: This Agreement may not be assigned by Borrower or Escrow Holder without the written consent of Lender. Should an assignment be permitted hereunder, this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

      22. Execution in Counterparts: This Agreement may be executed in any number of counterparts, each of which may be executed by any one or more of the parties hereto, but all of which shall constitute one instrument, and shall be binding and effective when all parties hereto have executed at least one counterpart.

      23.   No Personal Liability:  The provisions set forth in
Section 15 of the Note and Section 36 of the Deed of Trust are incorporated herein by this reference.


            IN WITNESS WHEREOF, the parties have executed this Agreement under seal effective as of the day and year first above written.


                  BORROWER:   JMB/SAN JOSE ASSOCIATES, an Illinois
general partnership

                              By: JMB Income Properties, Ltd.- XI,
                                  an Illinois limited partnership,
                                  General Partner

                                  By: JMB Realty Corporation,
                                      a Delaware corporation,
                                      General Partner



                                      By:

                                      Name:

                                      Its:


                              By: JMB Income Properties, Ltd.-XII,
                                  an Illinois limited partnership,
                                  General Partner

                                  By: JMB Realty Corporation,
                                      a Delaware corporation,
                                      General Partner



                                      By:

                                      Name:

                                      Its:


                    LENDER:   CONNECTICUT GENERAL LIFE INSURANCE
COMPANY, a Connecticut corporation

                              By: CIGNA Investments, Inc.,
                                  a Delaware corporation,
                                  its authorized signatory



                                  By:

                                  Name:

                                  Its:


             ESCROW HOLDER:   BANK OF AMERICA, NT&SA
                              GLOBAL ESCROW DEPOSITORY SERVICES
                              8010


                              By:

                              Name:

                              Its:

REAL ESTATE TAX
ESCROW AND SECURITY AGREEMENT


(150 Almaden/185 Park)

TABLE OF CONTENTS
TO
REAL ESTATE TAX ESCROW AND SECURITY AGREEMENT


                                                              Page

1.    Recitals . . . . . . . . . . . . . . . . . . . . . . . .   1

2.    Escrow Holder. . . . . . . . . . . . . . . . . . . . . .   1

3.    Deposits into Escrow . . . . . . . . . . . . . . . . . .   1

4.    Withdrawal Terms . . . . . . . . . . . . . . . . . . . .   2

5.    Interest Payments. . . . . . . . . . . . . . . . . . . .   2

6.    Default Provisions . . . . . . . . . . . . . . . . . . .   3

7.    Security Interest. . . . . . . . . . . . . . . . . . . .   3

8.    Warranties . . . . . . . . . . . . . . . . . . . . . . .   3

9.    Termination of Escrow. . . . . . . . . . . . . . . . . .   4

10.   Investment of Funds in Escrow Account. . . . . . . . . .   4

11.   Responsibilities of Escrow Holder. . . . . . . . . . . .   5

12.   Expenses . . . . . . . . . . . . . . . . . . . . . . . .   6

13.   Liability of Parties . . . . . . . . . . . . . . . . . .   6

14.   Hold Harmless. . . . . . . . . . . . . . . . . . . . . .   6

15.   Waiver of Offset . . . . . . . . . . . . . . . . . . . .   6

16.   Notices. . . . . . . . . . . . . . . . . . . . . . . . .   6

17.   Applicable Law . . . . . . . . . . . . . . . . . . . . .   7

18.   Headings . . . . . . . . . . . . . . . . . . . . . . . .   7

19.   Amendments . . . . . . . . . . . . . . . . . . . . . . .   7

20.   Attorneys' Fees and Expenses . . . . . . . . . . . . . .   7

21.   Assignment . . . . . . . . . . . . . . . . . . . . . . .   7

22.   Execution in Counterparts. . . . . . . . . . . . . . . .   7

23.   No Personal Liability. . . . . . . . . . . . . . . . . .   8